Exhibit 4.4

Exhibit 4.4 - Basson Employment Agmt


                             PERSONAL WORK AGREEMENT

                 drawn up and signed in Tel Aviv on JULY 28 1997






                                    between:

                               Name: SUPERCOM LTD.
                           Private Company: 511307704
                     Address: 25 INDUSTRIAL AREA, KFAR SABA

                          (hereinafter: the "Company")

                                                               OF THE FIRST PART

                                      and:

                                Name: ELI BASSON
                                  ID: 5644214/8
                         Address: 22/23 AVRAHAM KEREN ST

                          (hereinafter: the "Employee")

                                                              OF THE SECOND PART


Whereas: the Company is interested in employing the Employee in the position of vice president in the Company in accordance with the terms of this agreement as detailed below; and


whereas: the Employee declares that he has the abilities, skills and experience required to carry out the position and has expressed his agreement to serve in the above position, all in accordance with the terms of this agreement as detailed below;


 THEREFORE IT IS STIPULATED, DECLARED AND AGREED BETWEEN THE PARTIES AS FOLLOWS:


1.    The preamble to this agreement is an integral part thereof.

2.    PERIOD OF THE AGREEMENT

      The Company undertakes to employ the Employee in the position of vice president in the Company as of August 1 1997 (hereinafter: the "Agreement Period"), and the Employee undertakes to carry out this position during the Agreement Period.

3.    PARTICULAR AGREEMENT

      This agreement is personal and particular and regulates relations between the Company and the Employee, and exclusively determines the terms of employment of the Employee by the Company. Therefore the general and/or special collective agreements, with all their related appendices, and the other agreements made from time to time between the employers and the General Labor Federation and/or agreements between the Company and any of its employees do not apply to the Employee.


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Exhibit 4.4 - Basson Employment Agmt


4.    DUTIES AND AUTHORITY

      The Employee's authority and duties as a vice president in the Company shall be in accordance with the instructions and guidelines of the Company's CEO, as given from time to time.

5.    SCOPE OF THE POSITION

      5.1 The Employee undertakes to carry out his duties in any place in Israel or abroad as required by the position.


      5.2 The Employee undertakes to work the hours required by his position, including overtime, and to appear wherever required in order to carry out his duties.

6.    PERSONAL TRUST

      6.1 The Employee undertakes to carry out his duties with dedication and loyalty, to use all his abilities, knowledge and experience to the benefit of the Company.

      6.2 During the period of his employment by the Company, the Employee shall not be entitled to engage in any additional work, with or without pay, of any kind whatsoever without receiving advance written authorization by the CEO of the Company.

      6.3 The Employee undertakes to inform the Company, immediately and without delay, of any matter or issue regarding which he has a personal interest and/or which are liable to create a conflict of interests with his position in the Company.

      6.4 The Employee's position is one of the positions requiring a special degree of personal trust, as defined in the Work and Rest Hours Law 1951, and therefore the instructions of this Law shall not apply to him.

7.    SALARY

      7.1 For his work in the Company, the Company shall pay the Employee a gross salary of NIS 20,000 per month.

      7.2 The salary as stated in subsection 7.1 is gross and includes all the additions paid from time to time to all salaries in the economy, as well as any country-wide and/or plant bonus. The salary also includes payment for overtime work and work on rest days or holidays, and the Employee shall not be entitled to receive any additional payment of any kind whatsoever beyond the salary and/or benefits, unless explicitly stated in this agreement.

      7.3 The salary shall be linked to the cost of living increments customary in the economy.


      7.4   The salary shall be paid for five working days a week.


      7.5 The Employee shall be entitled to a 13th salary at the rate of one monthly salary, to be paid for the month of December in each working year. In the first working year, the proportionate amount shall be paid.


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Exhibit 4.4 - Basson Employment Agmt


8.    ANNUAL VACATION, CONVALESCENCE AND SICK LEAVE (24 DAYS)

      8.1 The Employee shall be entitled to paid annual leave, convalescence pay and sick leave, according to the provisions of the law.

      8.2 The Employee shall inform the Company 30 days in advance of his intention to take annual leave. Should the Employee wish to utilize his annual leave in a number of short periods, he shall give notice of his intention at least four days before taking each such period of leave.

            In any event, the Employee shall not take leave without receiving advance authorization from the qualified authorities in the Company.

9.    SENIOR EMPLOYEES INSURANCE

      9.1 During the period that this agreement is in force, the Company shall make provisions to an insurance company for Senior Employees Insurance in the amount of 13.3% of the salary (comprising 5% pension, 8? % severance pay). In addition, the Company shall deduct and make provisions to the insurance company from the Employee's salary in the amount of 5% and the Employee agrees that the Company shall deduct this 5%.

      9.2 Said payments in subsection 9.1 above shall be instead of severance compensation under the Severance Pay Law 1963. This section is in accordance with Article 14 of the Severance Pay Law.

      9.3 The Company shall be the owner of the policy, and the beneficiary shall be the Employee.


      9.4   THE EMPLOYEE SHALL ENTITLED TO 2.5% AT THE END OF EACH MONTH.


10.   PERSONAL VEHICLE

      10.1 The Company shall provide the Employee with a suitable car for the purpose of carrying out his duties, at the Company's discretion. The Company shall bear all the expenses involved in use and maintenance of the car. THE CAR SHALL HAVE A CAPACITY OF 1600 CC.

      10.2 The Employee shall be responsible for all traffic fines incurred by him and shall not be entitled to reimbursement.


      10.3 The value of use of the car shall be credited to the Employee's salary as required by law.


11.   TERMINATION OF THE AGREEMENT

      11.1 Notwithstanding that stated above, each of the parties may terminate this agreement by notifying the other party in writing at least THREE months in advance.

      11.2 In addition to that stated in subsection 10.1 above, the Company shall be entitled to terminate this agreement with two weeks advance notice in the following cases:

            11.2.1 If the Employee has breached this agreement and not corrected the breach immediately.

            11.2.2 If the Employee has been charged or investigated in respect of a dishonorable crime.


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Exhibit 4.4 - Basson Employment Agmt


12.   HANDING OVER THE POSITION

      The Employee undertakes that at the end and/or on termination of his employment by the Company, he shall return to the Company the car he has received, and shall hand over the position in an orderly manner, and shall give the Company all documents, information and other material that he has obtained or prepared in connection with his work before the end and/or termination of his employment by the Company.

13.   CONFIDENTIALITY

      13.1 Throughout the period of his employment and thereafter, the Employee undertakes not to reveal and/or transfer to any other person and/or entity outside the Company any information about the Company or information that he has obtained in the framework of his work for the Company and/or in connection with the Company which is not in the public domain. The Employee undertakes to maintain confidentiality in everything regarding the Company's business and affairs and not harm in any way whatsoever the reputation of the Company and/or its client base.

      13.2 Any invention or idea discovered by the Employee during the period of his employment by the Company and relating to the Company's sphere of business shall be considered to be the property of the Company and shall belong to it, and the Company shall be entitled to act as it wishes and to register the invention or idea in its name.

      13.3 That stated above in this section is in addition to the Employee's undertakings in the separate Declaration of Confidentiality which the Employee undertakes to sign.

14.   NON-COMPETITION

      14.1 The Employee undertakes that at the end and/or on termination of his employment by the Company and for a period of two years thereafter he shall not engage and/or participate and shall not take up a position in any manner whatsoever, directly or indirectly, in any competing business as stated above.

            That stated above shall apply to the Employee alone, together with another or other people, or another company, or any other entity managing or which shall manage a business similar to that of the Company.

      14.2 Furthermore, the Employee undertakes that at the end and/or on termination of his employment by the Company and for a period of two years thereafter he shall not approach the Company's clients or receive from the Company's clients or any other person, company or entity any position, order, proposal, work and/or business in which the Company was already engaged at the time or intended to engage in the future.

15.   WAIVER OR PRECEDENT

      Should either party to this agreement waive any right due to him under this agreement, this shall not constitute a precedent with regard to another identical case and no analogy shall be derived therefrom with regard to another similar


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Exhibit 4.4 - Basson Employment Agmt


      case, and neither party shall be prevented from retracting and realizing any right waived as stated above.

16.   VALIDITY OF PREVIOUS AGREEMENTS

      This agreement replaces any previous written or verbal agreement between the Company and the Employee.

17.   CHANGE, CANCELLATION

      Any change and/or cancellation of any section of this agreement shall be made only in a written document which shall be signed by both parties.

18.   NOTIFICATION

      The address of the parties to this agreement are as stated in the preamble. Any notification sent by registered mail to the other party at the said address shall be considered to have been received by the addressee three days after its delivery at the Post Office, and if delivered by hand, at the time of delivery.


              IN WITNESS WHEREOF THE PARTIES AFFIX THEIR SIGNATURE:

                  (-)                                           (-)


              The Company                                  The Employee


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